Exhibit 10.102

FEDEX OFFICE AND PRINT SERVICES, INC. SUPPLEMENTAL RETIREMENT PLAN

Amended and Restated

Effective January 1, 2020

FEDEX OFFICE AND PRINT SERVICES, INC. SUPPLEMENTAL RETIREMENT PLAN

This is the FedEx Office and Print Services, Inc. Supplemental Retirement Plan (the “Plan”), which FedEx Office and Print Services, Inc., adopted effective January 1, 1998, for the benefit of certain of its executive employees and executive employees of participating affiliates who constitute a select group of management or highly compensated employees. The Plan is intended to provide these executives with the retirement benefits they would. have been eligible to receive under the FedEx Office and Print Services 401(k) Retirement Savings Plan (the “Savings Plan”) but for (1) the limit on compensation that may be taken into account under the Savings Plan contained in Section 40l(a)(17) of the Internal Revenue Code of 1986, and (2) with respect to certain newly-hired executives, the eligibility requirements of the Savings Plan.

This Plan is intended to qualify as an unfunded plan maintained by FedEx Office and Print Services, Inc. primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

Effective January 1, 2021, no new employees shall be eligible to participate in the Plan and no new Elective Deferrals shall be permitted under the Plan.

ARTICLE I

DEFINITIONS

When used herein, the following shall have the meanings set forth below unless the context clearly indicates otherwise:

1.1 “Account” means the bookkeeping account maintained for each Participant on the books of the Employer that is comprised of the following subaccounts:

(a) “Elective Deferral Account” to which a Participant’s Elective Deferrals and interest thereon are credited;

(b) “Matching Allocation Account” to which a Participant’s Matching Allocations and interest thereon are credited; and

(c) “Discretionary Allocation Account” to which a Participant’s Discretionary Allocations and interest thereon are credited.

1.2 “Administrator” means the Committee appointed to administer the Plan.

1.3 “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the

Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Sponsor pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Sponsor.

1.4 “Board of Directors” means the Board of Directors of the Sponsor.

1.5 “Cause” means (a) the Employee’s conviction for commission of a felony or offense involving dishonesty with respect to the Employer; (b) the willful engaging by the Employee in conduct, or the willful failing to act in accordance with his duties, which is demonstrably and materially injurious to the Employer, whether monetarily or otherwise, including acts and omissions that constitute gross negligence; (c) the Employee’s commission of an act of material dishonesty or fraud in his duties; (d) the Employee’s continual and willful failure to perform his duties after being given written notice thereof and a reasonable opportunity to be heard and improve; or (e) the Employee’s breach of any fiduciary duty owing to the Employer. No act or failure by an Employee shall be considered “willful” unless done or not done by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Employer.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Committee” means the individuals appointed by the Sponsor to administer the Plan.

1.8 “Compensation” means salary, wages, overtime, bonuses, bonus gross-ups, other incentive pay (excluding awards and awards gross-ups), nonrecoverable draw, commissions, on call/standby pay, pay in lieu of notice, and pay for vacation, sickness, holiday, bereavement, jury duty, witness duty, training, military leave, and workers’ compensation, including any amounts contributed to a Code Section 125 cafeteria plan pursuant to a salary reduction agreement entered into by the Participant, or not currently includable in the Participant’s gross income by the reason of the application of Sections 402(g), 402(h)(1)(B), or 403 of the Code, paid by the Employer to a Participant with respect to services rendered by such Participant during a Plan Year, regardless of whether paid during such Plan Year or at a later time. Compensation shall not include any amount earned before the Effective Date, no matter when paid. Compensation shall exclude: any non-recurring amounts such as payments under long-term incentive or deferred compensation plans, any amounts realized upon exercise or disposition of a stock option, any amounts contributed by the Employer to this or any other employee benefit plan, and any payments by the Employer for group insurance, hospitalization insurance, travel allowances or like benefits, but shall include amounts contributed by an Employee under this or any other employee benefit plan, whether on a pre- or post-tax basis.

1.9 “Co-worker” means an individual who is employed in an executive capacity by the Employer and is part of a select group of management or highly compensated employees.

1.10 “Disability or Disabled” means that the Participant has qualified for Social Security disability benefits. Notwithstanding the foregoing, with respect to any Non- Grandfathered Benefit the term Disability or Disabled means either (i) an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or to last for a continuous period of at least 12 months, or (ii) any medically determinable physical or mental impairment which is expected to result in death or to last for a continuous period of at least 12 months and which results in receipt of income replacement benefits for at least ninety (90) days under an Employer-sponsored group accident and health or disability plan covering employees of the Employer, or (iii) a condition which results in a determination of total disability by the Social Security Administration or Railroad Retirement Board. Determinations of Disability shall be made under reasonable procedures established by the Employer for such purpose, and the determination of the Employer shall be final, binding, and conclusive on all parties.

1.11 “Discretionary Allocation” shall mean the discretionary contribution, if any, made by Employer and allocated to a Participant’s Discretionary Allocation Account.

1.12 “Early Retirement Age” means age 55 with ten (10) years of continuous service with Employer.

1.13 “Effective Date” means January 1, 1998.

1.14 “Elective Deferral” means the amount withheld from a Participant’s Eligible Compensation pursuant to a deferral agreement described in Section 2.2.

1.15 “Eligible Compensation” means a Participant’s Compensation in excess of the dollar limit on the amount of compensation that may be considered for a Plan Year in determining a Participant’s benefit under a retirement plan that is qualified under section 40l(a) of the Code, as set forth in section 40l(a)(l7) of the Code, as adjusted by the Secretary of the Treasury for changes in the cost of living. However, for any period before the Participant becomes eligible to participate in the Savings Plan, Eligible Compensation means the Participant’s Compensation.

1.16 “Eligible Co-worker” means an individual who satisfies the requirements of Section 2.1.

1.17 “Employer” means the Sponsor and each other entity that is included with the Sponsor in a controlled group of corporations or a controlled group of trades or businesses within the meaning of section 414(b) or (c) of the Code and has joined the Plan with the approval of the Board of Directors.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19 “Grandfathered Benefit” means the portion of the Participant’s Account representing the Account balance under the Plan as of December 31, 2004, which was not subject to a substantial risk of forfeiture as of such date for Code Section 409A purposes, plus the book interest credited thereon after such date, as provided in Section 3.4.

1.20 “Late Retirement Age” means over age 65 without regard to length of service with Employer.

1.21 “Matching Allocation” means the allocation by the Employer made on account of a Participant’s Elective Deferrals, as described in Section 3.2.

1.22 “Non-Grandfathered Benefit” shall mean the portion of the Participant’s Account which represents the sum of (i) contributions credited to the Participant’s Account as of a date after 2004 or which ceases to be subject to a substantial risk of forfeiture after 2004 for Code Section 409A purposes, and (ii) book interest credits thereon as of a date after 2004, as provided in Section 3.4, i.e., any Account balance that does not reflect a Grandfathered Benefit.

1.23 “Normal Retirement Age” means age 65 without regard to length of service with Employer.

1.24 “Participant” means an Eligible Co-worker who becomes a Participant as described in Section 2.2.

1.25 “Plan” means the FedEx Office & Print Services, Inc. Supplemental Retirement Plan set forth herein.

1.26 “Plan Year” means the calendar year. The first Plan Year begins on the Effective Date.

1.27 “Savings Plan” means the defined contribution plan maintained by the Sponsor that is qualified under section 40l(a) of the Code and includes a qualified cash or deferred arrangement under section 401(k) of the Code.

1.28 “Separation from Service” means a termination of substantial services for the Employer. For purposes of applying the provisions of Code Section 409A, a reference to the Employer shall also be deemed a reference to any affiliate thereof within the contemplation of Code Sections 414(b) and 414(c). A substantial employment relationship shall be considered to exist for so long as an individual is on an authorized leave of absence of up to six (6) months or, if longer, for so long as the individual retains a right to reemployment by law or contract. An individual who is on an authorized leave of absence shall not in any event be deemed to have a Separation from Service for so long as the Employer has a reasonable expectation that the individual will again perform substantial services for the Employer in any capacity, whether or not as an employee of the Employer. An individual will not be treated as having incurred a Separation from Service where the individual’s level of future services for the Employer is reasonably anticipated by the Employer to exceed 20% of the average level of bona fide Employer services provided by that individual in any capacity for the prior 36 month period, or the prior period of services if less, but will be treated as having incurred a Separation from Service at any time when such reasonably anticipated level of future services is equal to or less than such 20% average level of prior services.

1.29 “Sponsor” means FedEx Office and Print Services, Inc.

1.30 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden or unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participants property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator in its discretion. Notwithstanding the foregoing, with respect to Non-Grandfathered Benefits, Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1) or (b)(2)); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II

PARTICIPATION

2.1 Eligible Co-workers. Eligible Co-workers are Co-workers designated and approved for participation by the Compensation Committee of the Board of Directors or the Chief Executive Officer of the Sponsor. An Eligible Co-worker shall be eligible to participate in the Plan as of the latest of the following dates: (a) the Effective Date, (b) his date of hire or (c) his designation as an Eligible Co-worker. Effective April 1, 2006, an Eligible Co-Worker shall be eligible to participant in the Plan as of the latest of the following dates: (a) the date which is thirty (30) days following his or her date of employment with FedEx Office and Print Services, Inc., or (b) the date on which s/he is designated as an Eligible Co-worker.

Notwithstanding the foregoing, no Co-worker hired on or after January 1, 2021 shall be eligible to participate in the Plan.

2.2 Participation. An Eligible Co-worker shall become a Participant in the first Plan Year that he is eligible for participation by filing a written election to participate in the form designated by the Committee within 30 days of first becoming eligible. His election shall authorize the appropriate Employer to withhold a fixed amount or whole percentage of his Eligible Compensation, as specified in Section 3.1(a), to be allocated to his Elective Deferral Account, and shall provide such other information as the Committee shall reasonably require. An Eligible Co- worker who fails to become a Participant during the first Plan Year in which he shall be eligible to participate may subsequently become a Participant by making an election in accordance with Section 3.1(b).

2.3 Cessation of Participation. A Participant shall cease to be a Participant on the earlier of his termination of employment for any reason or the date the Compensation Committee of the Board of Directors or the Chief Executive Officer determines that he shall no longer be an Eligible Co-worker. A Participant whose participation is terminated shall nevertheless remain entitled to receive the balance of his Account in accordance with Article V, subject to the forfeiture provision of Section 5.2.

ARTICLE III

PARTICIPANTS’ ACCOUNTS

3.1 Elective Deferrals.

(a) Elections. Each Participant may elect to have his Eligible Compensation for a Plan Year or, with respect to a Participant who becomes an Eligible Co-worker during a Plan Year, the remainder thereof, reduced by a fixed amount or a whole percentage, not in excess of 5% of his Eligible Compensation.

Effective January 1, 2021, no additional Elective Deferrals may be deferred under the Plan from an Eligible Co-worker’s Eligible Compensation.

(b) Time for Elections. A Participant’s election will not be effective unless made on or before December 19 of the Plan Year before the Plan Year in which the Eligible Compensation will be earned. However, a Participant hired during a Plan Year may make an election as set forth in Section 2.2 not later than 30 days following the date he becomes an Eligible Co-worker. Such election shall apply only to Eligible Compensation earned after the election is made.

(c) Irrevocability; Termination. Except as provided in Section 4.1, a Participant’s election may not be amended or revoked during a Plan Year. A Participant’s election will not continue in effect beyond the last day of the Plan Year for which it is made, except to the extent that it relates to amounts earned in that Plan Year that are payable in a following Plan Year. Provided, however, that if a Participant obtains a hardship withdrawal from an employer-sponsored plan maintained under Code Section 401(k), then deferrals of Eligible Compensation to this Plan shall be suspended for such period as may be required for such other plan to comply with the requirements of Code Section 401(k).

3.2 Allocations.

(a) Nondiscretionary Allocations. For each Plan Year, the Administrator shall credit each Participant’s Matching Allocation Account with Matching Allocations equal to 100% of the Participant’s Elective Deferrals for the Plan Year.

Effective January 1, 2021, no additional Nondiscretionary Allocations shall be made.

(b) Discretionary Allocations. In its discretion, the Board of Directors may authorize Discretionary Allocations to be made for a Plan Year in addition to those described in Section 3.2(a).

Effective January 1, 2021, no additional Discretionary Allocations shall be made.

3.3 Crediting of Accounts. Elective Deferrals under Section 3.1(a) shall be credited to Participants’ Elective Deferral Accounts as of the last day of each pay period.

Matching Allocations under Section 3.2(a) shall be credited to Participants’ Matching Allocation Accounts as of the last day of each pay period. Discretionary Allocations under Section 3.2(b) shall be credited to Participants’ Discretionary Allocation Account as of the date specified by the Board of Directors.

3.4 Interest. As of the last day of each quarter, interest shall be credited to each Participant’s Account. The amount of such interest shall be determined by multiplying the Participant’s average Account balance, excluding any interest accrued during the current Plan Year, for such quarter by the Sponsor’s lowest available credit facility lending rate in effect on December 19, or the nearest business day to December 19, of the Plan Year preceding the Plan Year for which interest is credited.

3.5 Vesting. A Participant shall be fully vested in his Account at all times. Notwithstanding the preceding sentence, however, if a Participant’s employment is terminated for Cause, the Participant shall forfeit the balance of his Matching Allocation Account and Discretionary Allocation Account.

ARTICLE IV

UNFORESEEABLE EMERGENCY

4.1 Request for Distribution. A Participant who incurs an Unforeseeable Emergency may request a distribution of all or a portion of the balance of his Account. Such distribution may only be made if the Administrator determines that the hardship resulting from the Unforeseeable Emergency may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause hardship, or by the cessation of deferrals under any plan of the Employer. Moreover, distributions on account of an Unforeseeable Emergency may be permitted only to the extent necessary, as determined by the Administrator, to reasonably satisfy the need. Such distribution shall be made as soon as administratively practicable after the Administrator determines that the request shall be granted. If a Participant receives a distribution under this Section 4.1, a Participant’s Elective Deferrals shall cease for the remainder of the Plan Year and the next following Plan Year.

Notwithstanding the prior paragraph, effective on and after January 1, 2008, this paragraph shall apply with respect to Non-Grandfathered Benefits. If a Participant receives a distribution of Non-Grandfathered Benefits under this Section, the Participant’s Elective Deferrals shall be suspended (i) for the balance of the current Plan Year to the extent of the amount required to satisfy the Unforeseeable Emergency, and (ii) for the entire following Plan Year. A distribution of Non-Grandfathered Benefits may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan or any other plan. Distributions are limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

4.2 Information Required. The Participant shall be required to provide any information reasonably necessary for the Administrator to determine whether an Unforeseeable Emergency exists and the amount of the distribution necessary to relieve the hardship resulting from such Unforeseeable Emergency.

4.3 Debit to Accounts. The Participant’s Account shall be debited to reflect the amount of any distributions under Section 4.1.

ARTICLE V

PAYMENT OF BENEFITS

5.1 Termination of Employment. A Participant shall be entitled to payment of the entire balance of his Account upon termination of employment for any reason, including retirement or Disability, other than death or discharge from employment for Cause, at the time and in the manner set forth below.

(a) If a Participant terminates employment with Employer due to attaining Early Retirement Age, Normal Retirement Age, or Late Retirement Age, or due to a Disability, the benefit under this Plan shall be paid to Participant in the form of a single cash lump sum unless the Participant elects, by not later than one year prior to his termination date, to receive distribution of his Account balance in the form of annual installments over a fixed period of years, not in excess of five, selected by the Participant. Payment shall be made or begin as soon as administratively practicable after the Participant terminates employment. If payment is made in the form of installments, the amount of each installment after the first shall be increased by the interest credited under Section 3.4 to the Participant’s Account after the prior installment was paid.

(b) Participants who terminate employment with Employer either voluntarily or involuntarily (other than for Cause or due to death) and who have not attained Early Retirement Age, Normal Retirement Age, or Late Retirement Age and who are not Disabled, shall receive their benefit under this Plan in the form of a single cash lump sum. Payment shall be made as soon as administratively practicable after the Participant terminates employment.

5.2 Discharge for Cause. A Participant whose employment is terminated by the Employer for Cause shall receive a single cash lump sum equal to the balance of his Elective Deferral Account as soon as administratively practicable following his termination of employment. Such Participant shall forfeit the entire balance of his Matching Allocation Account.

5.3 Death. As soon as administratively practicable following a Participant’s death, the Participant’s Beneficiary shall be paid a single cash lump sum equal to the balance of the Participant’s Account. If a Participant who elected to receive the balance of his Account in installments dies before full payment of all installments due him, the remaining installments shall be paid in a cash lump sum to his Beneficiary. Payment by Sponsor pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Sponsor.

5.4 Special Rules for Non-Grandfathered Benefits. The foregoing distribution provisions of this Article V shall apply solely with respect to Grandfathered Benefits. The provisions of this Section shall apply to distributions of all Non-Grandfathered Benefits.

(a) Separations from Service Other Than for Cause. A Participant shall be entitled to a lump sum payment of the Participant’s entire Non-Grandfathered Benefit upon a Separation from Service for any reason other than a discharge for Cause. A Participant who experiences a Separation from Service other than for Cause, death, or Disability, shall receive a lump sum payment of the entire Non-Grandfathered Benefit on the date that is six months and one day after the date of the individual’s Separation from Service, or the first business day thereafter. Provided, however, that in the event of a post-Separation from Service death of a Participant prior to payment of such a lump sum, the lump sum benefit shall be paid to the Beneficiary of the Participant within an administratively practicable time after the date of the Participant’s death; provided further that no delay in payment beyond the date of the Separation from Service of a surviving Participant shall apply to any payment of employment taxes. In the event of a Separation from Service as a result of the death or Disability of a Participant, a lump sum distribution of the Non-Grandfathered Benefit shall be made to the Participant or Beneficiary thereof, as applicable, as soon as is administratively practicable after the Separation from Service, and in any event within ninety (90) days after the date of the Separation from Service.

(b) Discharge for Cause. Notwithstanding the foregoing provisions of this Section 5.4, in the event of a Participant’s Separation from Service by the Employer for Cause, the portion of the Participant’s Non-Grandfathered Benefit consisting solely of the post-2004 Elective Deferral Account shall be distributed in a lump sum at the time and in the manner determined in accordance with paragraph (a) above, and the balance of the Participant’s Non- Grandfathered Benefit shall constitute an immediate forfeiture at the time of the Separation from Service.

ARTICLE VI

ADMINISTRATION

6.1 Committee. The Committee shall be appointed by, and serve at the pleasure of, the Sponsor. The number of members comprising the Committee shall be determined by the Sponsor that may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Sponsor. The Sponsor may remove any member by delivering a notice of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Sponsor.

6.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

6.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To construe and interpret the terms and provisions of this Plan;

(2) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(3) To maintain all records that may be necessary for the administration of the Plan;

(4) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(5) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(6) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(7) To take all actions necessary for the administration of the Plan.

6.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Sponsor and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

The provisions of this Plan that apply to Non-Grandfathered Benefits are intended to be applied in a manner consistent with the requirements of Code Section 409A and will be construed accordingly. However, the Employer shall bear no responsibility for any determination by any other person or persons that the arrangement or the administration thereof is subject to the tax provisions of Code Section 409A.

6.5 Information. To enable the Committee to perform its functions, the Sponsor shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

6.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Sponsor to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Sponsor.

(c) To the extent permitted by applicable state law, the Sponsor shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Sponsor against any and all expenses, liabilities, and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Sponsor or provided by the Sponsor under any bylaw, agreement, or otherwise, as such indemnities are permitted under state law.

6.7 Claims Procedure.

(a) Initial Determination. Upon presentation to the Committee of a written claim for benefits under the Plan, the Committee shall determine the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

(1) the specific reason or reasons for the denial;

(2) specific references to pertinent provisions of the Plan on which the denial is based;

(3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

(b) Appeal Procedure. In the event of a denial of a claim, the claimant or his or her duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. The claimant’s request for review must be in writing and made to the Committee within 60 days after receipt by claimant of the written notification described in Section 6.2(a); provided, however, that such 60-day period shall be extended if circumstances so warrant. The claimant or his or her duly authorized representative may submit issues and comments in writing with supporting documentation which shall be given full consideration by the Committee in its review. The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by the claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

(c) Decision on Appeal. A decision on a request for review shall be made by the Committee not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstance, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. The Committee’s decisions on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

6.8 Correction of Administrative Errors. If an error is made in the administration of the Plan, the Committee shall take appropriate actions, as determined in the sole and absolute discretion of the Committee, to correct the error. Such actions may include, without limitation, a modification of Eligible Compensation deferral agreements or elections of Eligible Co-workers or Participants, with or without the consent of such Eligible Co-workers or Participants.

ARTICLE VII

MISCELLANEOUS

7.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Sponsor. No assets of the Sponsor shall be held in any way as collateral security for the fulfilling of the obligations of the Sponsor under this Plan. Any and all of the Sponsor’s assets shall be, and remain, the general unpledged, unrestricted assets of the Sponsor. The Sponsor’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Sponsor to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Sponsor that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

7.2 No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

7.3 Funding. The Sponsor may establish a grantor trust for the purpose of funding Account balances. Any trust so created shall conform to the terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64. Notwithstanding the establishment of such trust, it is the intention of the Employer and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Employer to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

7.4 Restriction Against Assignment. The Sponsor shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber, or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Committee shall direct.

7.5 Governing Law. The Plan is established under and will be construed according to the laws of the State of Texas to the extent that such laws are not preempted by ERISA and valid regulations promulgated thereunder.

7.6 Incapacity of Recipient. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the. estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. The payment pursuant to the preceding sentence shall terminate any and all liability of the Plan Sponsor.

7.7 Taxes. Any taxes imposed upon a Participant shall be the sole responsibility of the Participant. The Employer shall have the right to deduct from the Participant’s Compensation or any payment made pursuant to this Plan any federal, state, local, or other taxes required to be deducted or withheld from such Compensation or payment, as the Administrator may determine in its sole discretion.

7.8 Amendment or Termination. The Sponsor reserves the right to amend or terminate the Plan by or pursuant to action of the Board of Directors when, in the sole opinion of the Sponsor, an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board of Directors and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of the Participant’s Account considered to be vested under the Plan before the date of amendment or termination. Sponsor reserves the right to accelerate payment of benefits in the event of amendment or termination of this Plan or to pay such benefits in accordance with Article V.

7.9 Construction. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.

IN WITNESS WHEREOF, the undersigned duly authorized Officer of the Sponsor has caused this Plan amendment and restatement to be executed as of the date indicated below.

FEDEX OFFICE AND PRINT SERVICES, INC.

Signed:	/s/ Tracy B. Brightman

Name:	Tracy B. Brightman

Title:	Senior Vice President Human Resources

Date:	December 30, 2019